Exhibit 21.1

 The following is a complete listing of the Registrant's subsidiaries at December 31, 1997.

                NAME                       JURISDICTION OF INCORPORATION
     ------------------------------        -----------------------------
     First National Bank of Decatur         United States

     FirsTech, Inc.                         Illinois

     First Trust Bank of Shelbyville        Illinois



                                       73